Exhibit 4.92

SUPPLEMENTAL ETH PASS THROUGH AGREEMENT

This Agreement is made on 30 June 2005 between

(1)	HUTCHISON TELECOM (BVI) LIMITED, a company incorporated in the British Virgin Islands (“Transferee”); and

(2)	HUTCHISON WHAMPOA LIMITED, a company incorporated in Hong Kong (“HWL”).

Background

(A)	The Transferee and HWL are parties to the Supplemental ETH Pass Through Agreement effective 30 December 2004 (“Supplemental Agreement”).

(B)	Pursuant to the Supplemental Agreement, the Transferee has agreed to indemnify HWL against any loss it may incur as a result of it being obliged to make any payment under the Guarantee and HWL has agreed to pass on to the Transferee the benefit of the Subrogation Agreement Rights.

(C)	The parties wish to confirm that such rights and obligations are extended subject to the terms and conditions of this Agreement.

1	DEFINITIONS

In this Agreement, the words and expressions used shall have the same meaning as ascribed to them in the Supplemental Agreement or the meanings attributed to them below, unless the context otherwise requires:

“Agreement” means this supplemental agreement, as the same may be amended from time to time.

“Extension” means the extension of the final maturity date of the Facility Agreement and of the expiry date of the standby letter of credit no. SBLC/04/701 issued pursuant to the Facility Agreement as agreed between CCRB and ETH and consented to by HWL from time to time, including the extension from 30 June 2005 to up to 30 September 2005 agreed and consented to by the parties on 30 June 2005.

“Guarantee Fee Rights” means the rights of the Transferor (as defined in the Termsheet) under the Termsheet in respect of ETH’s obligation to pay the Transferor or its nominee a fee of 2% pa on the amount of the ETH Loans (as defined in the Termsheet) from 1 July 2005 until the date of release of the relevant guarantee(s) if the Transferor continues to provide or procure guarantees for the ETH Loans after 30 June 2005, as passed through from the Transferor to the Transferee under the Original Agreement.

“Listing Rules” means the Rules Governing the Listing of Securities on the Main Board of the Stock Exchange of Hong Kong.

“Shareholder Approval” means the approval of the independent shareholders of HTIL as referred to in Chapter 14A of the Listing Rules.

2	FORM OF DOCUMENT

HWL represents to the Transferee that the copy of the Deed of Amendment relating to a US$260,000,000 Standby Letter of Credit Facility provided by HWL to the Transferee on or before the date of this Agreement is, as at the date of this Agreement, a true and up to date copy of the Supplemental Subrogation Agreement executed by HWL.

3	INDEMNITY AND GUARANTEE FEE RIGHTS

3.1	The Transferee and HWL hereby acknowledge and agree that:

3.1.1	the indemnity provided by the Transferee to HWL under the Supplemental Agreement, to the extent that such indemnity relates to or arises from the Extension, is subject to and conditional upon the Transferee obtaining Shareholder Approval of the same, if required; and

3.1.2	until such time as the Transferee has obtained Shareholder Approval referred to in sub-clause 3.1.1, if required, the Transferee shall hold the Guarantee Fee Rights on trust for HWL absolutely and shall account to HWL for any sums or other benefits received by the Transferee in relation to the Guarantee Fee Rights as soon as practicable upon identification that such sums or benefits are due to HWL.

3.2	The Transferee shall use its reasonable endeavours to obtain the Shareholder Approval referred to in sub-clause 3.1.1, if required, as soon as reasonably practicable.

4	APPLICATION OF SUPPLEMENTAL AGREEMENT

The provisions of clauses 1.2 and 6 to 14 (inclusive) of the Supplemental Agreement shall apply to this Agreement mutatis mutandis.

In witness whereof the parties or their authorised representatives have set their hands the day and year first above written.

HUTCHISON TELECOM (BVI) LIMITED		}
By:
Address:	20/F, Hutchison Telecom Tower, 99 Cheung Fai Road, Tsing Yi, Hong Kong
Fax No:	+852 2827 1391
Attention:	Company Secretary

HUTCHISON WHAMPOA LIMITED		}
By:
Address:	22/F, Hutchison House, 10 Harcourt Road, Hong Kong
Fax No:	+852 2128 1778
Attention:	Company Secretary

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